UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
November 24, 2009
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4400 Carillon Point,
Kirkland, WA	98033
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 24, 2009, the Board of Directors of Clearwire Corporation (the “Company”) appointed William T. Morrow, the Company’s Chief Executive Officer, as a director of the Company, with the appointment effective immediately. The nomination of Mr. Morrow was made by Bright House Networks LLC (“Bright House Networks”), Comcast Corporation (“Comcast”), Google Inc. (“Google”), Intel Corporation (“Intel”), and Time Warner Cable Inc. (“Time Warner Cable”), pursuant to the terms of the Equityholders’ Agreement dated November 28, 2008 by and among the Company, Sprint Nextel Corporation (“Sprint Nextel”), Google, Comcast, Time Warner Cable, Bright House Networks, Intel and Eagle River Holdings, LLC (“Eagle River”).
Item 7.01 Regulation FD Disclosure.
     The Company hereby furnishes the information in Exhibit 99.1 hereto, Press Release dated November 24, 2009.
     Note: Information in Exhibit 99.1 furnished pursuant to Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD. Furthermore, the information provided in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.
Item 8.01 Other Events.
     The Company today announced the completion of the offering by its operating subsidiary, Clearwire Communications LLC (“Clearwire Communications”) of $1,600,000,000 aggregate principal amount of 12% senior secured notes due 2015 at an issue price of 97.921% (the “Notes”). This amount was in addition to the $1.564 billion in new investment capital from Sprint Nextel, Comcast, Time Warner Cable, Intel, Eagle River and Bright House Networks in exchange for newly issued shares priced at $7.33 per share that was announced on November 10, 2009. As previously announced, the Company received the initial approximately $1.057 billion of the equity financing on November 13, 2009, with the remaining equity funding coming in two additional closings expected by year end 2009 and the first quarter of 2010, respectively, subject to satisfaction of closing conditions.
The Notes were issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act. The Notes will be senior secured obligations and will be guaranteed by certain of Clearwire Communications’ wholly-owned domestic subsidiaries (the “Guarantors”). The Notes and the guarantees will be secured by first-priority liens on substantially all of Clearwire Communications’ and the Guarantors’ assets.
The Company used the net proceeds of the Notes to pay off its existing $1.40 billion credit facility as well as to fund fees and expenses of the transaction. The Company plans to use the remaining net proceeds for general corporate purposes.
In connection with the offering of the Notes, Sprint Nextel and Comcast, which were debt investors under the Company’s pre-existing facility, replaced debt on the same terms as the new offering, effectively allowing the Company to raise an additional approximately $250 million in capital.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release dated November 24, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: November 24, 2009	By:	/s/ Erik E. Prusch
Erik E. Prusch
Chief Financial Officer